EXHIBIT 10.1

March 6, 2019

Mr. Matthew Nicholls
[Address]

Dear Matthew,

It is with great pleasure that we offer you the position of Executive Vice President and Chief Financial Officer of Franklin Resources, Inc. (the Company) reporting to the Chief Executive Officer. We believe you will make a significant contribution and welcome you to the Franklin Templeton team. Your employment with the Company will commence on an agreed upon start date, no later than June 21, 2019.

You will initially work in both our New York offices one week per month, and our California offices the remaining three weeks per month. You agree to relocate full-time to our offices in San Mateo, California no later than July 31, 2021. We understand your personal situation, however your eventual permanent relocation to California is expected by the Company.

We are pleased to confirm the details of our offer in this letter.

Salary, Incentive Compensation, and Benefits

You will be paid bi-weekly (every other Friday) in accordance with Franklin Templeton’s regular payroll procedures at a bi-weekly rate of $20,192.31 (annual/26), which annualized is equivalent to $525K per year.

In your role, you are eligible to participate in the Annual Incentive Compensation Program (AIP) and your incentive bonus amount is variable. Due to your projected start date, you will be eligible for your first bonus in the year 2019.  Your annual bonus award of $2.6M, as outlined in Schedule A, is guaranteed for 2019 and 2020 and will be awarded each November. Annual bonus awards are payable 65% cash, 35% stock on the first $1M and 50% cash, 50% stock for any additional award amount over $1M. The equity component will be delivered in Franklin Resources, Inc. restricted stock, with the stock portion vesting one-third each year over a three year period.  Please note that annual bonus awards are based upon a combination of mutual fund performance, Franklin Resources, Inc. results, and individual performance.  Annual bonus awards are variable and not generally guaranteed.

We are also offering you a restricted stock grant in the amount of $1.5M of Franklin Resources, Inc., which is subject to approval by the Franklin Resources, Inc. Compensation Committee. The restricted stock grant will vest in one-third increments on 12/01/2019, and each of the following two years on the same date.

Additionally, we will also grant a performance-based long-term equity award of $375K, subject to the performance metrics and vesting schedule outlined in Schedule A.

To support your transition, you will receive relocation assistance for you, your spouse and your two dependents, including housing, airfare and transportation in accordance with Franklin Templeton’s relocation policy. See Schedule B. To receive this relocation assistance, you must sign the attached reimbursement agreement.

As an organization, we strive to ensure that our employees have access to a competitive and valuable set of Total Rewards - the mix of both monetary and non-monetary rewards provided to you in recognition for your time, talents, efforts, and results. Attached you will find a Decision Guide highlighting just some of the benefits we have to offer. During your new employee orientation process, you'll learn more about the wide variety of additional programs and services available to you.

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If you decide to resign your employment with the Company for any reason, you will provide notice to the Company at least 60 days prior to any termination of your employment. During this notice period you will continue to be an employee of the Company and will provide such services as directed by the Company that are reasonably consistent with your status as a senior executive of the Company. During this notice period you will continue to be paid your base salary and remain eligible to participate in the Company's benefits programs at your prior level of participation, but will not be eligible to earn or accrue any annual bonus or incentive compensation. You agree not to commence any employment with any entity during the notice period. The Company, in its sole discretion, may waive all or any portion of the notice period and accelerate your last day of employment. If the Company waives any portion of the notice period your base salary, participation in the Company benefits programs, and all other compensation of any kind will end effective on the last day of your employment.

If you are terminated by the Company without Cause within the first two (2) years of your employment, the Company will pay you a cash severance payment equal to the pro rata amounts of the compensation outlined in Schedule A that remain unpaid as of the date of your termination, provided that you comply with all Company policies applicable to the payment of severance, including, without limitation, the certification of the return of all Company property and confidential information and the execution of a standard severance and release agreement. No severance will be paid to you if you resign for any reason or if you are terminated for Cause. After the second anniversary of your employment, any severance paid to you after the end of your employment will be within the sole discretion of the Company. For purposes of this provision Cause is defined as:

(i)
If you fail or refuse to comply with the reasonable, legal, and material obligations required of you as the Chief Financial Officer of the Company or you fail to comply with the policies of the Company established by the Company or its Board from time to time;

(ii)
If you commit a material act of misappropriation, misrepresentation, breach of fiduciary duty, or fraud, or other willful misconduct or gross negligence with regard to the Company or any of its assets, customers, or employees;

(iii)	If you violate any law or regulation, memorandum of understanding, cease and desist order, or other agreement with any agency having jurisdiction over the Company;

(iv)	If you are convicted of, or plead nolo contendere with regard to, a felony crime (other than a traffic violation) or any other crime involving alcohol, drugs, or moral turpitude;

(v)	If you commit any act of harassment in violation of any applicable law or Company policy.

Compliance with Legal and Contractual Obligations

For purposes of federal immigration law, you will be required to provide us with documentary evidence of your identity and eligibility for employment in the United States within three business days of your date of hire.

By accepting this offer, you represent that you have not executed or otherwise entered any agreement with any other person, company, or entity that prevents you from accepting employment with the Company.  You also represent and warrant that if the scope of services that you can perform on behalf of the Company is restricted or limited by any agreement with, or obligation to, any person, firm, or entity, or by any order, judgment, or decree of any court or governmental agency, that you will immediately notify the Company of such existing limitation or obligation.  More importantly, you will perform your services on behalf of the Company consistent with any existing limitation or obligation you owe to any other person, firm, or entity.

By accepting this offer you also represent that you have not engaged in any conduct or activity in violation of any restriction, limitation, or obligation you owe to any other person, firm, or entity including, without limitation, any misappropriation or disclosure of confidential or proprietary information or the solicitation of any customer, client, or employee in violation of any agreement to which you are bound.  You further understand that you are not to use, rely on, share, or bring to the Company any confidential or proprietary information obtained by you in the course of your employment at any other company.  If you discover that performing any service on behalf of the Company would conflict with an existing limitation or obligation you owe to another party, you must inform your supervisor of the conflict immediately and before you take any action that would conflict with the existing limitation or obligation.
Please understand that these assurances are very important to the Company and, in fact that the Company is relying on your agreement to abide by these assurances in determining to extend this offer of employment to you.

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Compliance with Franklin Policies

Franklin Templeton Investments is a “drug free” and “at-will” employer. All employment offers are conditional upon the successful completion of a background check, pre-employment drug test, and job reference checks. In addition, your employment with Franklin Templeton Investments will be subject to all of the terms, conditions, and policies contained within the Employee Handbook as amended from time to time. In particular, you should be aware that your employment with FTI is “at-will”, which means that either FTI or you may terminate your employment relationship at any time, for any reason, or for no reason to the extent permitted by law.

The Company recognizes that disputes or disagreements may sometimes occur in the workplace.  The Company’s policy is to address, and attempt to resolve, any such disputes through a mutual process that is unbiased, expeditious, economical, and less burdensome for both you and the Company than litigation.  Therefore, you will be asked as a condition of this offer of employment to sign an Alternative Dispute Resolution Policy and Agreement (the “ADR Agreement”) obligating both you and the Company to arbitrate any disputes if a mandatory mediation conference first fails to resolve the dispute. To the extent permitted by law, the ADR Agreement is the exclusive means by which disputes are resolved between the Company and you relating in any way to your employment, including any separation from employment, allegations of unlawful discrimination or harassment, disputes regarding salary, incentive compensation, bonuses, or any other form of compensation of benefit, or any other alleged violation of statutory, contractual, or common law.  If you would like to review the ADR Agreement prior to accepting this offer of employment, a copy of the ADR Agreement will be provided to you upon request.

The Company has invested substantial time, effort and expense in compiling its Confidential Information, in assembling its present staff of personnel, and in attracting and/or contracting with its current clients and customers and its prospective clients and customers. In order to protect the confidentiality of Confidential Information and its connections with staff, clients and customers, and prospective clients and customers, you agree that, during your employment, and for one year after your employment ends, you will not, either on your own account or in conjunction with or on behalf of any other person, directly or indirectly, solicit, approach, counsel, entice away or attempt to entice away any individual to leave the employ of the Company, including by means of the supply of names or expressing views on suitability or otherwise to a prospective employer. You also shall not, either on your own account or in conjunction with or on behalf of any other person, use any Company trade secret to solicit, approach, contact, communicate with, or have business dealings, directly or indirectly, with (a) a client or customer (person or entity), or prospective client or customer of the Company, with whom you had material business dealings, or access to Confidential Information, for the first time during your employment with the Company; or (b) any person who was an investor or business partner, and with whom you had material business dealings during the twelve (12) months prior to the end of your employment. These restrictions will not prohibit you from seeking or doing any business which is not in direct or indirect competition with the business carried on by the Company.

To indicate your acceptance of the Company’s offer, please print the attached PDF version of this offer, sign it and scan it back to me at [email address] by March 18th, 2019.

We are very pleased to confirm this offer to you and look forward to you joining our team. Please feel free to call me with any questions at [telephone number].

Sincerely,

/s/ Penny Alexander

Penny Alexander
Chief Human Resources Officer
Human Resources
Franklin Templeton Companies, LLC

ACCEPTED AND AGREED TO ON:

/s/ Matthew Nicholls	March 9, 2019
Matthew Nicholls	Date

Enclosures:	Reimbursement Agreement; Benefits Decision Guide

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Schedule A:
Total Rewards - Compensation Offer Summary

[OMITTED]

Schedule B:
Relocation Assistance

[OMITTED]

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